EXHIBIT 11S

                 DECORATOR INDUSTRIES, INC.
   COMPUTATION OF DILUTED INCOME PER SHARE OF COMMON STOCK
       FOR THE FIVE FISCAL YEARS ENDED JANUARY 1, 2005

                                      2004         2003         2002         2001         2000
                                   ----------   ----------   ----------   ----------   ----------
Net income                         $1,394,698   $1,561,778   $1,384,379   $  861,561   $  133,198
                                   ==========   ==========   ==========   ==========   ==========
Average number of common
  shares outstanding                2,816,661    2,794,286    2,793,781    2,812,882    3,041,364

Dilutive effect of stock options
  on net income                       150,126       33,316       36,526        7,895       35,896
                                   ----------   ----------   ----------   ----------   ----------
Diluted weighted average shares
  used in the calculation of
  diluted earnings per share        2,966,787    2,827,602    2,830,307    2,820,777    3,077,260
                                   ==========   ==========   ==========   ==========   ==========
     Diluted earnings per share
       Net income                  $     0.47   $     0.55   $     0.49   $    0.31    $     0.04
                                   ==========   ==========   ==========   ==========   ==========